Exhibit 99.1

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:	Release Number: 05-13
Dev Ghose
Stuart Blackie
(206) 624-8100

Media Contact
Alan Oshiki
Broadgate Consultants, Inc.
(212) 232-2354

SHURGARD ANNOUNCES SECOND QUARTER DIVIDEND AND

ADDS JERRY L. CALHOUN TO THE BOARD OF DIRECTORS

Seattle, Washington, August 11, 2005 … Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self-storage real estate investment trust (REIT) in the United States and Europe, today announced its second quarter 2005 dividend. The Board of Directors declared a second quarter dividend of $0.56 per share. The dividend is payable on September 6, 2005, to shareholders of record as of August 25, 2005.

Shurgard also announced that its Board of Directors has appointed Jerry L. Calhoun, Vice President, Human Resources for The Boeing Company’s Commercial Airplanes Group, to Shurgard’s Board of Directors effective August 11, 2005. The addition of Mr. Calhoun increases the Board of Directors’ membership to nine, and the number of its independent directors to seven. Mr. Calhoun was appointed to the Audit, Finance and Compensation Committees.

“We are extremely pleased to welcome Jerry Calhoun to the Shurgard Board,” said Charles K. Barbo, Chairman and Chief Executive Officer. “He has great vision and values, brings an enormous amount of experience in the field of organizational development, and is highly respected in our community. I believe that Shurgard’s shareholders will be well served by the addition of Mr. Calhoun to the Board.”

Jerry L. Calhoun has more than 38 years of human resources and labor relations experience. Mr. Calhoun has worked for The Boeing Company (NYSE:BA) for a total of 35 years, interrupted only by service as a Deputy Assistant Secretary of Defense from 1981-83 and Chairman of the Federal Labor Relations Authority (FLRA) from 1985-89. Mr. Calhoun received his B.A. from Seattle University, his M.B.A from the University of Washington and also attended the Arizona State University School of Law. Mr. Calhoun serves as a Director of the Labor Relations Research Association, Boston, Massachusetts, the Intiman Theater, Seattle, Washington, and the Council on Labor Law Equality, Washington D.C.

About Shurgard Storage Centers, Inc.

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. Shurgard specializes in all aspects of the self-storage industry and operates a network of over 640 operating storage centers located throughout the United States and in Europe.

Forward Looking Statements

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding projections for 2005 and beyond, are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements, depending on a variety of factors including, but not limited to, Shurgard’s ability to implement its business strategy, competition in the market, as well as other risk factors as described more fully in Shurgard’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 29, 2005, its report on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005, and Form 10-Q for the quarter ended June 30, 2005, on August 9, 2005. The information presented in this release reflects Shurgard’s expectations as of the date of this release. Except as required by law, Shurgard undertakes no obligation to update or revise the information herein.